Exhibit 99.1

FOR IMMEDIATE RELEASE	DPL Media Line: 937-224-5940

DPL Inc. Promotes Daniel McCabe to Chief Administrative Officer

DAYTON, Ohio, March 3, 2009 — The Board of Directors of DPL Inc. (NYSE: DPL) has promoted Daniel McCabe to chief administrative officer (CAO) for the company.

As senior vice president and CAO, McCabe is responsible for Human Resources, Labor Relations, Corporate Facilities, Corporate Security, Purchasing, Material Management and Information Technology.  His organization serves DPL’s 1500 employees working in power plants, transmission and distribution operations, corporate and support functions and the company’s commercial operations.

“We’ve expanded Dan’s role to include other functions beyond HR, such as IT and Purchasing. His diverse background in both operating and staff positions provides Dan with the insight and expertise to continue adding value to our company in his new role.” said Paul Barbas, DPL president and CEO.

Prior to joining DPL in 2007, McCabe served as vice president of Human Resources for NCR.  During his 25-year career there, he held a variety of executive positions with NCR and AT&T, in HR, Customer Service, Sales and Operations.  He earned a bachelor’s degree in Economics and Political Science from Moravian College.  McCabe holds two advanced degrees, an executive MBA with honors in International Management and Finance and a master’s in Industrial Relations and Human Resource Management, both from Rutgers University.

McCabe is an active member of the Dayton-area community.  He serves on the Corporate Executive Council for the University of Dayton, and is also a member of the Advisory Council for the School of Arts and Sciences at UD.  McCabe is a board member for the Boy Scouts of America Miami Valley Council, the Dayton Region Chamber of Commerce and the DP&L Foundation.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 513,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.